<PLAINTEXT>
                                                                 Morgan Stanley
                                                                 Charter Series
     May 2006
     Monthly Report
This Monthly Report supplements the Charter Funds' Prospectus dated May 1, 2006.
                                                          Issued: June 30, 2006
[LOGO] Morgan Stanley
MORGAN STANLEY CHARTER SERIES
HISTORICAL FUND PERFORMANCE
Presented below is the percentage change in Net Asset Value per Unit from the start of every calendar year each Fund has traded. Also provided is the inception-to-date return and the compound annualized return since inception for each Fund. Past performance is no guarantee of future results.

                                                                                                          INCEPTION-  COMPOUND
                                                                                                           TO-DATE   ANNUALIZED
                   1994    1995 1996 1997 1998   1999    2000  2001    2002   2003  2004   2005    2006     RETURN     RETURN
FUND                %       %    %    %    %      %       %     %       %      %     %      %       %         %          %
-------------------------------------------------------------------------------------------------------------------------------
Charter Campbell    --      --  --    --  --      --      --    --    (4.2)   16.3   3.9   9.7    (1.8)      24.7       6.2
                                                                     (3 mos.)                    (5 mos.)
-------------------------------------------------------------------------------------------------------------------------------
Charter MSFCM...   (7.3)   21.9 4.0  26.2 5.1    (9.2)   23.8 (3.3)    29.1   (5.1) (5.6) (19.6)   15.2      81.2       5.0
                 (10 mos.)                                                                       (5 mos.)
-------------------------------------------------------------------------------------------------------------------------------
Charter Graham..    --      --  --    --  --      2.9    22.0  9.7     36.8   16.1   1.3  (16.1)   6.8       98.7       9.9
                                               (10 mos.)                                         (5 mos.)
-------------------------------------------------------------------------------------------------------------------------------
Charter Millburn    --      --  --    --  --     (7.2)   12.1 (11.3)   21.1   (0.6) (5.3) (0.6)    4.4       9.2        1.2
                                               (10 mos.)                                         (5 mos.)
-------------------------------------------------------------------------------------------------------------------------------

DEMETER MANAGEMENT CORPORATION
330 Madison Avenue, 8th Floor
New York, NY 10017
Telephone (212) 905-2700
Morgan Stanley Charter Series
Monthly Report
May 2006
Dear Limited Partner:
  The Net Asset Value per Unit for each of the four Morgan Stanley Charter Series Funds as of May 31, 2006 was as follows:

                                               % CHANGE
                       FUND             N.A.V. FOR MONTH
                       ---------------------------------
                       Charter Campbell $12.47   -3.14%
                       ---------------------------------
                       Charter MSFCM    $18.12   -4.02%
                       ---------------------------------
                       Charter Graham   $19.87   -3.06%
                       ---------------------------------
                       Charter Millburn $10.92   -7.66%
                       ---------------------------------

  Detailed performance information for each Fund is located in the body of the financial report. For each Fund, we provide a trading results by sector chart that portrays trading gains and trading losses for the previous month and year-to-date in each sector in which the Fund participates.
  The trading results by sector charts indicate the monthly and year-to-date composite percentage returns generated by the specific assets dedicated to trading within each market sector in which each Fund participates. Please note that there is not an equal amount of assets in each market sector, and the specific allocations of assets by a Fund to each sector will vary over time within a predetermined range. Below each chart is a description of the factors that influenced trading gains and trading losses within each Fund during the previous month.
  Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation, 330 Madison Ave., 8th Floor, New York, NY 10017, or your Morgan Stanley Financial Advisor.
  I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is not a guarantee of future results.
Sincerely,
/s/ Walter J. Davis
Walter J. Davis
Chairman of the Board of Directors and President
Demeter Management Corporation
General Partner for
Morgan Stanley Charter Campbell L.P.
Morgan Stanley Charter MSFCM L.P.
Morgan Stanley Charter Graham L.P.
Morgan Stanley Charter Millburn L.P.
MORGAN STANLEY CHARTER CAMPBELL L.P.
                                    [CHART]
                       Month ended             YTD ended
                      May 31, 2006            May 31, 2006
                      ------------            ------------
Currencies              -1.50%                    -5.93%
Interest Rates           0.11%                     1.35%
Stock Indices           -1.60%                     1.16%
Energies                -0.21%                     0.81%
Metals                   0.39%                     2.64%
Note:Reflects trading results only and does not include fees or interest income. During the month, the Fund incurred losses across the global stock index, currency, and energy sectors. These losses were partially offset by gains generated in the global interest rate and metals markets.
Within the global equity index markets, long positions in U.S., European, and Pacific Rim stock index futures incurred losses as equity prices closed lower during the month. The Japanese equity markets suffered from a heavy sell-off as investors expressed concerns that the Japanese economy, which is heavily dependent on exports, could be significantly impacted by a global economic slowdown. Meanwhile, Australian equity prices dropped in tandem with falling precious metals prices. Elsewhere in the global equity markets, long futures positions in U.S. and European stock indices incurred losses as prices declined due to inflation concerns and uncertainty regarding future interest rate policy. MORGAN STANLEY CHARTER CAMPBELL L.P.
(continued)
Additional losses were incurred in the currency markets from short positions in the Japanese yen, Canadian dollar, and Swiss franc, as well as long positions in the Australian dollar. Early in the month, the U.S. dollar trended lower against its major rivals amid slower-than expected U.S. Gross Domestic Product growth. In addition, the Japanese yen strengthened against its major rivals as U.S. and Japanese officials diminished expectations that the Bank of Japan will intervene to halt the Japanese yen's appreciation, while the increase in value of the Swiss franc relative to the U.S. dollar was supported by the geopolitical tensions regarding Iran's nuclear research program. Additional losses were incurred as the Australian dollar weakened relative to the U.S. dollar after the Reserve Bank of Australia's statement on monetary policy showed little implications of another interest rate hike. The Australian dollar also weakened in response to falling commodities prices.
Smaller losses in the energy markets were incurred from long futures positions in crude oil and its related products as prices reversed lower on renewed optimism that the standoff between Iran and the West could be resolved diplomatically. Also pushing prices lower was the decision by OPEC to leave production quotas unchanged.
Within the global interest rate futures markets, gains were generated from short positions in U.S. fixed-income futures as prices fell towards the beginning of the month after both manufacturing and construction data came in higher than forecasts. Prices then continued to weaken after the U.S. Federal Reserve raised interest rates for the sixteenth consecutive time since June 2004.
Within the metals sector, gains were achieved from long positions in base metals futures, particularly copper, as base metals prices rallied sharply during the first half of the month to record highs on strong global industrial demand from the U.S., China, and India.
MORGAN STANLEY CHARTER MSFCM L.P.
                                    [CHART]
                   Month ended             YTD ended
                   May 31, 2006            May 31, 2006
                   ------------            ------------
Currencies              1.30%                  1.64%
Interest Rates         -0.39%                  5.14%
Stock Indices          -5.73%                  0.25%
Energies               -1.07%                 -2.32%
Metals                  2.12%                 11.13%
Agriculturals           0.03%                  0.78%
Note:Reflects trading results only and does not include fees or interest income. During the month, the Fund incurred losses across the stock index, energy, and global interest rate sectors. These losses were partially offset by gains generated in the metals, currency, and agricultural markets.
Within the global equity index markets, long positions in U.S., European, and Pacific Rim stock index futures incurred losses as the equity markets closed lower during the month. Japanese equity markets suffered from a heavy sell-off as investors expressed concerns that the Japanese economy, which is heavily dependent on exports, could be significantly impacted by a global economic slowdown. Meanwhile, Australian equity prices dropped in tandem with falling precious metals prices. Elsewhere in the global equity index markets, long positions in U.S. and European stock indices incurred losses as prices declined due to inflation concerns and uncertainty regarding future interest rate policy. Additional losses were incurred in the energy market from long futures positions in crude oil and its related products as prices reversed lower on renewed optimism that the standoff between Iran and the West could be resolved diplomatically. Also pushing prices lower was the decision by OPEC to leave production quotas unchanged.
MORGAN STANLEY CHARTER MSFCM L.P.
(continued)
Smaller losses in the interest rate sector were incurred from short positions in German fixed-income futures as prices reversed higher after the "ZEW" Institute survey showed investor confidence in Germany falling for a fourth straight month. Similarly, Japanese interest rate futures prices had their biggest rally since October 2004 after Japanese stock indices tumbled on concerns regarding economic growth.
Within the metals sector, gains were achieved from long positions in base metals futures, particularly copper, as base metals prices rallied sharply during the first half of the month to record highs on strong global industrial demand from the U.S., China, and India.
Within the currency markets, long positions in the British pound and the euro recorded gains as they strengthened against the U.S. dollar due to strong economic manufacturing data in Great Britain while the value of the euro was boosted after Dutch Finance Minister Gerritt Zalm said the European Central
Bank will not intervene to halt the appreciation of the euro. Also pressuring the value of the U.S. dollar lower against these currencies was news that foreign central banks continue to diversify their currency reserves away from the U.S. dollar.
Small gains in the agricultural markets were achieved from short positions in sugar, soybean, and coffee futures. Sugar prices weakened on further consolidation in price after a long upward trend in previous months. Soybean prices fell to their lowest level in four weeks with expectations that supplies will increase and U.S. exports will decrease, while coffee prices closed lower for the month after estimates that Brazil's coffee crop were larger-than-expected.
MORGAN STANLEY CHARTER GRAHAM L.P.
                                    [CHART]
                   Month ended             YTD ended
                   May 31, 2006            May 31, 2006
                   ------------            ------------
Currencies              0.03%                 -5.30%
Interest Rates         -0.23%                  8.33%
Stock Indices          -2.67%                  3.03%
Energies               -0.01%                 -0.49%
Metals                  0.58%                  2.89%
Agriculturals          -0.66%                 -1.13%
During the month, the Fund incurred losses across the stock index, agricultural, global interest rate, and energy sectors. These losses were partially offset by gains generated in the currency and metals markets.
Within the global equity index markets, long positions in U.S., European, and Pacific Rim stock index futures incurred losses as equity prices closed lower during the month. The Japanese equity markets suffered from a heavy sell-off as investors expressed concerns that the Japanese economy, which is heavily dependent on exports, could be significantly impacted by a global economic slowdown. Meanwhile, Australian equity prices dropped in tandem with falling precious metals prices. Elsewhere in the global equity markets, long futures positions in U.S. and European stock indices incurred losses as prices declined due to inflation concerns and uncertainty regarding future interest rate policy. Within the agricultural markets, losses were incurred from short positions in corn futures as prices settled higher on news of strong demand and bullish export data.
MORGAN STANLEY CHARTER GRAHAM L.P.
(continued)
Within the interest rate sector, losses were incurred from short positions in German fixed-income futures as prices reversed higher on negative economic data after the "ZEW" Institute survey showed investor confidence in Germany falling for a fourth straight month. Similarly, Japanese interest rate futures had their biggest rally since October 2004 after Japanese stock indices tumbled on concerns regarding economic growth.
Smaller losses in the energy markets were incurred from long futures positions in crude oil and its related products as prices reversed lower on renewed optimism that the standoff between Iran and the West could be resolved diplomatically. Also pushing prices lower was the decision by OPEC to leave production quotas unchanged.
Within the currency markets, long positions in the British pound and the euro recorded gains as the value of these currencies strengthened against the U.S. dollar due to strong economic manufacturing data in Great Britain and comments from Dutch Finance Minister Gerritt Zalm that the European Central Bank will not intervene to halt the appreciation of the euro. Also pressuring the value of the U.S. dollar lower was news that foreign central banks continue to diversify their currency reserves away from the U.S. dollar.
Additional gains were achieved with long futures positions in the metals sector as prices closed higher. Gold prices reached a 26-year high during the first half of the month as investors moved money away from the weak equity markets and into the "safe-haven" commodity amid a declining U.S. dollar and global inflation fears. Base metals, particularly aluminum, prices also rose to new record highs this month amid an increase in industrial demand from strong global economic growth and limited production ability.
MORGAN STANLEY CHARTER MILLBURN L.P.
                                    [CHART]
                   Month ended              YTD ended
                   May 31, 2006            May 31, 2006
                   ------------            ------------
Currencies            -1.63%                 -6.26%
Interest Rates         0.33%                  4.26%
Stock Indices         -6.06%                  1.24%
Energies              -0.24%                 -0.36%
Metals                 0.45%                  7.83%
Agriculturals         -0.30%                 -0.39%
Note:Reflects trading results only and does not include fees or interest income. During the month, the Fund incurred losses across the stock index, currency, agricultural, and energy sectors. These losses were partially offset by gains generated in the global interest rate and metals markets.
Within the global equity index markets, long positions in U.S., European, and Pacific Rim stock index futures incurred losses as equity prices closed lower during the month. Japanese equity prices suffered from a heavy sell-off as investors expressed concerns that the Japanese economy, which is heavily dependent on exports, could be significantly impacted by a global economic slowdown. Meanwhile, Australian equity prices dropped in tandem with falling precious metals prices. Elsewhere in the global equity index markets, long positions in U.S. and European stock indices incurred losses as prices declined due to inflation concerns and uncertainty regarding future interest rate policy. MORGAN STANLEY CHARTER MILLBURN L.P.
(continued)
Additional losses were incurred in the currency markets from long positions in the Turkish lira, South African rand, and the Brazilian real. Losses were incurred from long positions in the Turkish lira and Brazilian real relative to the U.S. dollar as the value of emerging market currencies declined sharply during May amid high oil prices, sharp global inflation, and political tensions. Additional losses were experienced from long positions in the South African rand against the U.S. dollar as the rand declined relative to the U.S. dollar in tandem with falling commodities prices.
Within the agricultural markets, losses were experienced from long futures positions in sugar as prices closed lower amid estimates of higher production and technically-based selling. Additional losses were incurred from short positions in live cattle futures as prices reversed higher after news that
South Korea would resume U.S. beef imports.
Smaller losses in the energy markets were incurred from long futures positions in crude oil and its related products as prices reversed lower on renewed optimism that the standoff between Iran and the West could be resolved diplomatically. Also pushing prices lower was the decision by OPEC to leave production quotas unchanged.
Within the global interest rate futures markets, gains were generated from short positions in U.S. fixed-income futures as prices fell towards the beginning of the month after both manufacturing and construction data came in higher than forecasts. Prices then continued to weaken after the U.S. Federal Reserve raised interest rates for the sixteenth consecutive time since June 2004.
Within the metals sector, gains were achieved from long positions in base metals futures, particularly copper, as base metals rallied sharply during the month to record highs on strong global industrial demand from the U.S., China, and India.
MORGAN STANLEY CHARTER SERIES
STATEMENTS OF OPERATIONS
FOR THE MONTH ENDED MAY 31, 2006 (UNAUDITED)

                                       Morgan Stanley              Morgan Stanley               Morgan Stanley
                                   Charter Campbell L.P.         Charter MSFCM L.P.          Charter Graham L.P.
                                ---------------------------  --------------------------  ---------------------------
                                              Percentage of               Percentage of                Percentage of
                                               May 1, 2006                 May 1, 2006                  May 1, 2006
                                                Beginning                   Beginning                    Beginning
                                   Amount    Net Asset Value   Amount    Net Asset Value    Amount    Net Asset Value
                                -----------  --------------- ----------  --------------- -----------  ---------------
                                     $              %            $              %             $              %
INVESTMENT INCOME
  Interest income (Note 2)        1,703,807         .37         560,879         .37        1,676,307         .37
                                -----------       -----      ----------       -----      -----------       -----
EXPENSES
  Brokerage fees (Note 2)         2,268,928         .50         754,885         .50        2,243,132         .50
  Management fees (Note 2 & 3)    1,002,109         .22         251,628         .17          747,711         .16
                                -----------       -----      ----------       -----      -----------       -----
   Total Expenses                 3,271,037         .72       1,006,513         .67        2,990,843         .66
                                -----------       -----      ----------       -----      -----------       -----
NET INVESTMENT LOSS              (1,567,230)       (.35)       (445,634)       (.30)      (1,314,536)       (.29)
                                -----------       -----      ----------       -----      -----------       -----
TRADING RESULTS
Trading profit (loss):
  Realized                       (1,018,193)       (.22)        314,083         .21       11,347,360        2.53
  Net change in unrealized      (11,655,797)      (2.57)     (5,940,748)      (3.93)     (23,770,227)      (5.30)
                                -----------       -----      ----------       -----      -----------       -----
   Total Trading Results        (12,673,990)      (2.79)     (5,626,665)      (3.72)     (12,422,867)      (2.77)
                                -----------       -----      ----------       -----      -----------       -----
NET LOSS                        (14,241,220)      (3.14)     (6,072,299)      (4.02)     (13,737,403)      (3.06)
                                ===========       =====      ==========       =====      ===========       =====

                                      Morgan Stanley
                                   Charter Millburn L.P.
                                --------------------------
                                             Percentage of
                                              May 1, 2006
                                               Beginning
                                  Amount    Net Asset Value
                                ----------  ---------------
                                    $              %
INVESTMENT INCOME
  Interest income (Note 2)         192,664         .39
                                ----------       -----
EXPENSES
  Brokerage fees (Note 2)          247,516         .50
  Management fees (Note 2 & 3)      82,505         .17
                                ----------       -----
   Total Expenses                  330,021         .67
                                ----------       -----
NET INVESTMENT LOSS               (137,357)       (.28)
                                ----------       -----
TRADING RESULTS
Trading profit (loss):
  Realized                        (134,846)       (.27)
  Net change in unrealized      (3,519,121)      (7.11)
                                ----------       -----
   Total Trading Results        (3,653,967)      (7.38)
                                ----------       -----
NET LOSS                        (3,791,324)      (7.66)
                                ==========       =====

MORGAN STANLEY CHARTER SERIES
STATEMENTS OF CHANGES IN NET ASSET VALUE
FOR THE MONTH ENDED MAY 31, 2006 (UNAUDITED)

                            MORGAN STANLEY                        MORGAN STANLEY                       MORGAN STANLEY
                         CHARTER CAMPBELL L.P.                  CHARTER MSFCM L.P.                   CHARTER GRAHAM L.P.
                 ------------------------------------  -----------------------------------  ------------------------------------
                      UNITS         AMOUNT    PER UNIT     UNITS         AMOUNT    PER UNIT      UNITS         AMOUNT    PER UNIT
                 --------------  -----------  -------- -------------  -----------  -------- --------------  -----------  --------
                                      $          $                         $          $                          $          $
Net Asset Value,
 May 1, 2006     35,258,596.263  453,785,589   12.87   7,998,285.669  150,977,011   18.88   21,888,454.110  448,626,321   20.50
Net Loss               --        (14,241,220)   (.40)        --        (6,072,299)   (.76)        --        (13,737,403)   (.63)
Redemptions        (616,633.319)  (7,689,418)  12.47    (173,989.070)  (3,152,682)  18.12     (297,332.184)  (5,907,991)  19.87
Subscriptions       168,438.037    2,100,422   12.47      98,497.615    1,784,777   18.12      455,757.325    9,055,898   19.87
                 --------------  -----------           -------------  -----------           --------------  -----------
Net Asset Value,
 May 31, 2006    34,810,400.981  433,955,373   12.47   7,922,794.214  143,536,807   18.12   22,046,879.251  438,036,825   19.87
                 ==============  ===========           =============  ===========           ==============  ===========

                           MORGAN STANLEY
                        CHARTER MILLBURN L.P.
                 ----------------------------------
                     UNITS        AMOUNT    PER UNIT
                 -------------  ----------  --------
                                    $          $
Net Asset Value,
 May 1, 2006     4,187,465.840  49,503,276   11.82
Net Loss               --       (3,791,324)   (.90)
Redemptions        (78,606.566)   (858,384)  10.92
Subscriptions      109,406.947   1,194,724   10.92
                 -------------  ----------
Net Asset Value,
 May 31, 2006    4,218,266.221  46,048,292   10.92
                 =============  ==========

  The accompanying notes are an integral part of these financial statements. MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS
(Unaudited)
--------------------------------------------------------------------------------
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
ORGANIZATION.  Morgan Stanley Charter Campbell L.P. ("Charter Campbell"),
Morgan Stanley Charter MSFCM L.P. ("Charter MSFCM"), Morgan Stanley Charter Graham L.P. ("Charter Graham"), and Morgan Stanley Charter Millburn L.P. ("Charter Millburn") (individually, a "Partnership", or collectively, the "Partnerships") are limited partnerships organized to engage primarily in the speculative trading of futures contracts, options on futures and forward contracts, and forward contracts on physical commodities and other commodity interests, including, but not limited to, foreign currencies, financial instruments, metals, energy, and agricultural products (collectively, "Futures Interests").
  The general partner for each Partnership is Demeter Management Corporation ("Demeter"). The non-clearing commodity broker is Morgan Stanley DW Inc. ("Morgan Stanley DW"). The clearing commodity brokers are Morgan Stanley & Co. Incorporated ("MS & Co.") and Morgan Stanley & Co. International Limited ("MSIL"). For Charter Campbell, Morgan Stanley Capital Group Inc. ("MSCG") acts as the counterparty on all of the options on foreign currency forward contracts. The trading advisor for Charter MSFCM is VK Capital Inc. ("VK Capital," or the "Trading Advisor"), Demeter, Morgan Stanley DW, MS & Co.,
MSIL, MSCG, and VK Capital are wholly-owned subsidiaries of Morgan Stanley.
  Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the limited partners based on their proportional ownership interests.
MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS
(continued)
USE OF ESTIMATES. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.
REVENUE RECOGNITION. Futures Interests are open commitments until settlement date, at which time they are realized. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the change in unrealized trading profit (loss) on open contracts from one period to the next on the Statements of Operations. Monthly, Morgan Stanley DW credits each Partnership with interest income on 100% of its average daily funds held at Morgan Stanley DW. In addition, Morgan Stanley DW credits each Partnership with 100% of the interest income Morgan Stanley DW receives from
MS & Co. and MSIL with respect to such Partnership's assets deposited as margin. The interest rates used are equal to that earned by Morgan Stanley DW on its U.S. Treasury bill investments. For purposes of such interest payments, Net Assets do not include monies owed to the Partnerships on forward contracts and other Futures Interests.
  The Partnerships' functional currency is the U.S. dollar; however, they transact business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the Statements of Changes in Net Asset Value. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in income currently.
MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS
(continued)
NET INCOME (LOSS) PER UNIT. Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed using the weighted average number of Units outstanding during the period.
BROKERAGE AND RELATED TRANSACTION FEES AND COSTS. Each Partnership pays a flat-rate monthly brokerage fee of 1/12 of 6% of the Partnership's Net Assets as of the first day of each month (a 6% annual rate). Such fees currently cover all brokerage fees, transaction fees and costs, and ordinary administrative and offering expenses.
OPERATING EXPENSES. The Partnerships incur monthly management fees and may incur an incentive fee. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees, and other related expenses are borne by Morgan Stanley DW through the brokerage fees paid by the Partnerships.
CONTINUING OFFERING. Units of each Partnership are offered at a price equal to 100% of the Net Asset Value per Unit at monthly closings held as of the last day of each month. No selling commissions or charges related to the continuing offering of Units are paid by the limited partners or the Partnerships. Morgan Stanley DW pays all such costs.
  Effective May 1, 2006, Charter Campbell no longer accepts any subscriptions for Units in the Partnership.
MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS
(continued)
REDEMPTIONS. Limited partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit as of the end of the last day of any month that is at least six month after the closing at which a person first becomes a limited partner. The Request for Redemption must be delivered to a limited partner's local Morgan Stanley Branch Office in time for it to be forwarded and received by Demeter no later than 3:00 p.m., New York City time, on the last day of the month in which the redemption is to be effective. Redemptions must be made in whole Units, with a minimum of 100 Units required for each redemption, unless a limited partner is redeeming his entire interest in a particular Partnership.
  Units redeemed on or prior to the last day of the twelfth month from the date of purchase will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month from the date of purchase will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twenty-fourth month from the date of purchase will not be subject to a redemption charge. The foregoing redemption charges are paid to Morgan Stanley DW.
EXCHANGES.  On the last day of the first month which occurs more than six months after a person first becomes a limited partner in any of the Partnerships, and at the end of each month thereafter, limited partners may exchange their investment among the Partnerships (subject to certain restrictions outlined in the Limited Partnership Agreements) without paying additional charges.
MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS
(continued)
  Effective May 1, 2006, Charter Campbell no longer accepts any exchanges of Units from any other Charter Series Fund for Units of Charter Campbell. DISTRIBUTIONS. Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date. Demeter does not intend to make any distributions of the Partnerships' profits.
INCOME TAXES. No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.
DISSOLUTION OF THE PARTNERSHIPS. Charter MSFCM will terminate on December 31, 2025 and Charter Campbell, Charter Graham, and Charter Millburn will terminate on December 31, 2035 or at an earlier date if certain conditions occur as defined in each Partnership's Limited Partnership Agreement.
--------------------------------------------------------------------------------
2. RELATED PARTY TRANSACTIONS
Each Partnership pays brokerage fees to Morgan Stanley DW as described in Note
1. Each Partnership's cash is on deposit with Morgan Stanley DW, MS & Co., and MSIL in futures interests trading accounts to meet margin requirements as needed. Morgan Stanley DW pays interest on these funds as described in Note 1.
  Demeter, on behalf of Charter MSFCM and itself, entered into a Management Agreement with VK Capital to make all trading decisions for the Partnership. Charter MSFCM pays management and incentive fees (if any) to VK Capital.
MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS
(continued)
--------------------------------------------------------------------------------
3. TRADING ADVISORS
Demeter, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors are as follows:
Morgan Stanley Charter Campbell L.P.
  Campbell & Company, Inc.
Morgan Stanley Charter MSFCM L.P.
  VK Capital Inc.
Morgan Stanley Charter Graham L.P.
  Graham Capital Management, L.P.
Morgan Stanley Charter Millburn L.P.
  Millburn Ridgefield Corporation
Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:
MANAGEMENT FEE. Charter MSFCM, Charter Graham, and Charter Millburn each pays its trading advisor a flat-rate monthly fee equal to 1/12 of 2% (a 2% annual rate) of the Partnership's Net Assets under management by each trading advisor as of the first day of each month.
  Charter Campbell pays its trading advisor a flat-rate monthly fee equal to 1/12 of 2.65% (a 2.65% annual rate) of the Partnership's Net Assets under management as of the first day of each month.
INCENTIVE FEE. Each Partnership's incentive fee is equal to 20% of trading profits, paid on a quarterly basis for Charter MSFCM, and paid on a monthly basis for Charter Campbell, Charter Graham, and Charter Millburn.
MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS
(concluded)
  Trading profits represent the amount by which profits from futures, forwards, and options trading exceed losses after brokerage and management fees are deducted. When a trading advisor experiences losses with respect to Net Assets as of the end of a calendar month, or calendar quarter with respect to Charter MSFCM, the trading advisor must recover such losses before that trading advisor is eligible for an incentive fee in the future.
Managed futures investments are speculative, involve a high degree of risk, use significant leverage, are generally illiquid, have substantial charges, are subject to conflicts of interest, and are suitable only for the risk capital portion of an investor's portfolio. Before investing in any managed futures investment, qualified investors should read the prospectus or offering documents carefully for additional information with respect to charges, expenses, and risks. Past performance is no guarantee of future results.
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